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                                   EXHIBIT 10


                              EMPLOYMENT AGREEMENT


  This Employment Agreement entered into this 19th day of September, 1998, between Sparton Corporation, an Ohio corporation (hereinafter called "Sparton"), and John J. Smith of Jackson, Michigan (hereinafter called "Smith").

  The Agreement dated September 1, 1994, attached hereto and incorporated by reference, is hereby extended for three (3) years effective July 1, 1997, and ending June 30,2000. Paragraph 3 of the September 1, 1994 Agreement is amended in its entirety to read as follows:

                  "Smith shall receive as base compensation for his services an annual salary of $302,969.00 for each year, payable in equal semimonthly installments. The Board of Directors of Sparton will consider a discretionary bonus at the end of each fiscal year during the term of this Agreement.

                  By written notice to the Company, Smith shall have the right, voluntarily and in his discretion, at any time and from time to time to reduce his base compensation or his incentive compensation, if any, or both, in such amount and for such reason (or no reason) as he sees fit. Smith shall likewise have the right at any time and from time to time to restore all or any part of any prior voluntary reduction in his compensation (including the reduction referred to above). All such reduction and increases shall be prospective and not retroactive."


                                                   SPARTON CORPORATION


     By /s/ John J. Smith                          By /s/ David W. Hockenbrocht
     ---------------------------                   -----------------------------
     John J. Smith                                 David W. Hockenbrocht
                                                   President




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